[Letterhead of Battle Mountain Gold Company] October 16, 1996

Battle Mountain Gold Company
333 Clay Street, 42nd Floor
Houston, Texas 77002-4103

Gentlemen:

        As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Battle Mountain Gold Company, a Nevada corporation ("Battle Mountain"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering by Battle Mountain of a maximum aggregate of 519,480 shares of Battle Mountain's common stock, par value $0.10 per share (the "Battle Mountain Common Stock"), to holders of options (the "BMG Options") to purchase shares of Battle Mountain Common Stock or, at the option of the holder, exchangeable shares of Battle Mountain Canada Ltd., an Ontario corporation ("Battle Mountain Canada"), issued in accordance with the Combination Agreement effective as of March 11, 1996 (the "Combination Agreement") between Battle Mountain and Hemlo Gold Mines Inc. (the former name of Battle Mountain Canada) in exchange for previously outstanding options to purchase common shares of Hemlo Gold Mines Inc., certain legal matters in connection with the 519,480 shares of Battle Mountain Common Stock subject to issuance pursuant to the BMG Options (the "Shares") are being passed upon for Battle Mountain by me. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

        In my capacity as Associate General Counsel of Battle Mountain, I have examined Battle Mountain's Restated Articles of Incorporation and Bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of Battle Mountain, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

        On the basis of the foregoing, I am of the opinion that upon the issuance of and payment for the Shares in accordance with the terms and provisions of the BMG Options, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not admit that I am an expert within the meaning of Section 11 of the Securities Act.

                                                             Very truly yours,

                                                            /s/ James A. Brooks
                                                                James A. Brooks